Exhibit 99.1

Genie Energy (GNE) Announces Management Changes
Chairman Howard Jonas Appointed CEO

NEWARK, NJ – November 29, 2013: Genie Energy Ltd., (NYSE: GNE) a leading independent retail energy provider and a developer of unconventional energy projects, today said that its Board of Directors has appointed Chairman Howard Jonas to assume the additional role of Chief Executive Officer effective January 1, 2014.

Mr. Jonas has served as Genie’s Chairman since it was spun off from IDT Corporation in 2011. Claude Pupkin, Genie’s current CEO, will remain at Genie and continue to serve as President of Genie’s American Shale Oil subsidiary and Senior Vice President of Business Development. Geoff Rochwarger will remain as Genie’s Vice Chairman and CEO of its IDT Energy subsidiary.

“Claude Pupkin deserves tremendous credit for structuring and developing Genie Oil and Gas (GOGAS), preparing and managing Genie Energy through the spin-off from IDT, and for vigorously driving Genie’s overall strategic development,” Howard Jonas said. “He has done an outstanding job.”

“I am very pleased with the progress we have made since becoming a public company just over two years ago,” Mr. Pupkin said. “IDT Energy has become one of the largest independent retail suppliers to residential customers in the Northeast, and Genie Oil and Gas has identified and is pursuing oil and gas exploration and development projects on three continents which hold tremendous promise. I look forward to continuing to contribute to the growth of Genie under Howard’s active leadership.”

“Genie is poised for further growth and expansion, building on the existing strong base,” Mr. Jonas said. “I am tremendously excited by the growth prospects of our retail energy business, and by the technologies and resources that GOGAS is pursuing. The global economy continues to recover, and with it, the need for oil and gas, particularly for transportation fuels. We have within our grasp the potential to help meet this demand with abundant, affordable and secure supplies of fuel. I look forward to taking a more active role in Genie at this stage as we continue to drive these opportunities for the benefit of our stockholders and partners.”

About Genie Energy Ltd.:
Genie Energy Ltd (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS). IDT Energy is a leading independent retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is a resource and technology development company focused on producing clean and affordable transportation fuels from the world’s abundant kerogen-based oil shales and other oil and gas resources. GOGAS is currently developing oil shale projects in Colorado, Israel and Mongolia, and an oil and gas exploration project in Israel. For more information, visit www.genie.com.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com